Exhibit 99.1

Alto Ingredients Reports Fourth Quarter and Full Year 2020 Results

●	Full year 2020 net loss of $16.4 million,which included a $24.4 million impairment charge

●	Full year 2020 Adjusted EBITDA of $67.4 million

●	Total debt reduced by approximately $146 million

Sacramento, CA, March 10, 2021 – Alto Ingredients, Inc. (NASDAQ: ALTO), a leading producer of specialty alcohols and essential ingredients, reported its financial results for the fourth quarter and full year ended December 31, 2020.

“In 2020, we significantly increased production of our profitable specialty alcohols, reduced the impact of unprofitable fuel-grade operations by idling or selling assets, and lowered operating and overhead expenses,” said Mike Kandris, CEO of Alto Ingredients. “These efforts increased our 2020 Adjusted EBITDA to over $67 million, a remarkable achievement that was within our August 2020 guidance. We also significantly improved our balance sheet, reducing our total debt by approximately $146 million during 2020.

“We are pursuing a more sustainable and profitable path forward, delivering quality products driven by solid consumer demand. We are currently operating plants with an annual production capacity of 290 million gallons, of which 70 million gallons of specialty alcohols are already contracted for 2021. Our transformation is far from complete, and with a significantly improved balance sheet, we are actively developing and exploring new build and buy opportunities to grow and expand our business to further increase revenues and profitability while maintaining and controlling expenses. We believe we are well positioned to capitalize on the opportunities ahead to deliver long-term growth for all our stakeholders.”

Financial Results for the Three Months Ended December 31, 2020 Compared to 2019

●	Net sales were $168.8 million, compared to $357.6 million.
●	Cost of goods sold was $155.2 million, compared to $354.4 million.
●	Gross profit was $13.6 million, compared to $3.2 million.
●	Selling, general and administrative expenses were $6.7 million, compared to $11.8 million.
●	Operating loss was $14.2 million, compared to $37.9 million.
●	Net loss available to common stockholders was $20.5 million, or $0.30 per share, and included an impairment charge of $24.4 million related to the company’s Western assets. This compares to a loss of $41.4 million, or $0.85 per share, for the three months ended December 31, 2019.
●	Adjusted EBITDA was $16.4 million, compared to $1.9 million.

●	Cash and cash equivalents were $47.7 million at December 31, 2020, compared to $19.0 million at December 31, 2019.

Financial Results for the Full Year 2020 Compared to 2019

●	Net sales were $897.0 million, compared to $1.4 billion.
●	Cost of goods sold was $844.2 million, compared to $1.4 billion.
●	Gross profit was $52.9 million, compared to a gross loss of $9.9 million.
●	Selling, general and administrative expenses were $32.0 million, compared to $35.5 million.
●	Operating income was $9.9 million, compared to an operating loss of $74.7 million.
●	Net loss available to common stockholders was $16.4 million, or $0.28 per share, compared to a loss of $90.2 million, or $1.90 per share.
●	Adjusted EBITDA was positive $67.4 million, compared to negative $1.7 million.

Fourth Quarter and Full Year 2020 Results Conference Call

Management will host a conference call at 8:00 a.m. Pacific Time / 11:00 a.m. Eastern Time on Thursday, March 11, 2021, and will deliver prepared remarks via webcast followed by a question-and-answer session.

The webcast for the call can be accessed from Alto Ingredients website at www.altoingredients.com. Alternatively, you may dial the following number up to ten minutes prior to the scheduled conference call time: (877) 847-6066. International callers should dial 00-1 (970) 315-0267. The pass code will be 8599307. If you are unable to participate in the live call, the webcast will be archived for replay on Alto Ingredients website for one year. In addition, a telephonic replay will be available at 2:00 p.m. Eastern Time on Thursday, March 11, 2021 through 11:59 p.m. Eastern Time on Thursday, March 18, 2021. To access the replay, please dial (855) 859-2056. International callers should dial 00-1 (404) 537-3406. The pass code will be 8599307.

Use of Non-GAAP Measures

Management believes that certain financial measures not in accordance with generally accepted accounting principles (“GAAP”) are useful measures of operations. The company defines Adjusted EBITDA as unaudited net income (loss) attributed to Alto Ingredients, Inc. before interest expense, provision (benefit) for income taxes, asset impairments, loss on extinguishment of debt, purchase accounting adjustments, fair value adjustments, and depreciation and amortization expense. A table is provided at the end of this release that provides a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, net income (loss) attributed to Alto Ingredients, Inc. Management provides this non-GAAP measure so that investors will have the same financial information that management uses, which may assist investors in properly assessing the company’s performance on a period-over-period basis. Adjusted EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative to net income (loss) attributed to Alto Ingredients, Inc. or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and you should not consider this measure in isolation or as a substitute for analysis of the company’s results as reported under GAAP.

About Alto Ingredients, Inc.

Alto Ingredients, Inc. (ALTO), formerly known as Pacific Ethanol, Inc., is a leading producer of specialty alcohols and essential ingredients. The company is focused on products for four key markets: Health, Home & Beauty; Food & Beverage; Essential Ingredients; and Renewable Fuels. The company’s customers include major food and beverage companies and consumer products companies. For more information please visit www.altoingredients.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements and information contained in this communication that refer to or include Alto Ingredients’ estimated or anticipated future results or other non-historical expressions of fact are forward-looking statements that reflect Alto Ingredients’ current perspective of existing trends and information as of the date of the communication. Forward looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. Such forward-looking statements include, but are not limited to, statements concerning Alto Ingredients’ plans, objectives, expectations and intentions. It is important to note that Alto Ingredients’ objectives, expectations and intentions are not predictions of actual performance. Actual results may differ materially from Alto Ingredients’ current expectations depending upon a number of factors affecting Alto Ingredients’ business. These factors include, among others, adverse economic and market conditions, including for specialty alcohols and essential ingredients; export conditions and international demand for the company’s products; fluctuations in the price of and demand for oil and gasoline; raw material costs, including production input costs, such as corn and natural gas; and the effects – both positive and negative – of the coronavirus pandemic and its resurgence or abatement. These factors also include, among others, the inherent uncertainty associated with financial and other projections; the anticipated size of the markets and continued demand for Alto Ingredients’ products; the impact of competitive products and pricing; the risks and uncertainties normally incident to the specialty alcohol production and marketing industries; changes in generally accepted accounting principles; successful compliance with governmental regulations applicable to Alto Ingredients’ distilleries, products and/or businesses; changes in laws, regulations and governmental policies; the loss of key senior management or staff; and other events, factors and risks previously and from time to time disclosed in Alto Ingredients’ filings with the Securities and Exchange Commission including, specifically, those factors set forth in the “Risk Factors” section contained in Alto Ingredients’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 16, 2020.

Media Contact:

Bryon McGregor, Alto Ingredients, Inc., 916-403-2768, mediarelations@altoingredients.com

Company IR Contact:

Michael Kramer, Alto Ingredients, Inc., 916-403-2755, Investorrelations@altoingredients.com

IR Agency Contact:

Moriah Shilton, LHA Investor Relations, 415-433-3777, Investorrelations@altoingredients.com

ALTO INGREDIENTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

Net sales	$168,818	$357,617	$897,023	$1,424,881
Cost of goods sold	155,181	354,421	844,164	1,434,819
Gross profit (loss)	13,637	3,196	52,859	(9,938)
Selling, general and administrative expenses	(6,735)	(11,823)	(31,980)	(35,453)
Gain on litigation settlement	—	—	11,750	—
Gain on sale of assets	3,223	—	1,580	—
Asset impairments	(24,356)	(29,292)	(24,356)	(29,292)
Income (loss) from operations	(14,231)	(37,919)	9,853	(74,683)
Loss on debt extinguishment	—	(6,517)	—	(6,517)
Interest expense, net	(3,790)	(5,192)	(17,943)	(20,206)
Fair value adjustments	(2,462)	—	(9,959)	—
Other income (expense), net	271	(147)	750	104
Loss before benefit for income taxes	(20,212)	(49,775)	(17,299)	(101,302)
Benefit for income taxes	(17)	(20)	(17)	(20)
Consolidated net loss	(20,195)	(49,755)	(17,282)	(101,282)
Net loss attributed to noncontrolling interests	—	8,671	2,166	12,333
Net loss attributed to Alto Ingredients, Inc.	$(20,195)	$(41,084)	$(15,116)	$(88,949)
Preferred stock dividends	$(319)	$(319)	$(1,268)	$(1,265)
Net loss available to common stockholders	$(20,514)	$(41,403)	$(16,384)	$(90,214)
Net loss per share, basic and diluted	$(0.30)	$(0.85)	$(0.28)	$(1.90)
Weighted-average shares outstanding, basic and diluted	67,512	48,438	58,609	47,384

ALTO INGREDIENTS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except par value)

	December 31,	December 31,
	2020	2019
ASSETS
Current Assets:
Cash and cash equivalents	$47,667	$18,997
Accounts receivable, net	43,491	74,307
Inventories	41,767	60,600
Prepaid inventory	891	1,528
Assets held-for-sale	58,295	69,764
Derivative assets	17,149	2,438
Other current assets	4,786	4,430
Total current assets	214,046	232,064
Property and equipment, net	229,486	332,526
Other Assets:
Right of use operating lease assets, net	11,046	24,346
Notes receivable	14,337	—
Assets held-for-sale	—	16,500
Intangible assets	2,678	2,678
Other assets	5,225	4,381
Total other assets	33,286	47,905
Total Assets	$476,818	$612,495

ALTO INGREDIENTS, INC.
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(unaudited, in thousands, except par value)

	December 31,	December 31,
	2020	2019
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable – trade	$13,047	$29,277
Accrued liabilities	11,101	22,331
Current portion – operating leases	2,180	3,457
Current portion – long-term debt	25,533	63,000
Derivative liabilities	—	1,860
Liabilities held-for-sale	19,542	34,413
Other current liabilities	15,524	6,060
Total current liabilities	86,927	160,398

Long-term debt, net of current portion	71,807	180,795
Operating leases, net of current portion	8,715	21,171
Other liabilities	13,134	23,086
Total Liabilities	180,583	385,450

Stockholders’ Equity:
Alto Ingredients, Inc. Stockholders’ Equity:
Preferred stock, $0.001 par value; 10,000 shares authorized; Series A: 0 shares issued and outstanding as of December 31, 2020 and 2019 Series B: 927 shares issued and outstanding as of December 31, 2020 and 2019	1	1
Common stock, $0.001 par value; 300,000 shares authorized; 72,491 and 55,508 shares issued and outstanding as of December 31, 2020 and 2019, respectively	72	56
Non-voting common stock, $0.001 par value; 3,553 shares authorized; 1 share issued and outstanding as of December 31, 2020 and 2019	—	—
Additional paid-in capital	1,036,638	942,307
Accumulated other comprehensive loss	(3,878)	(2,370)
Accumulated deficit	(736,598)	(720,214)
Total Alto Ingredients, Inc. Stockholders’ Equity	296,235	219,780
Noncontrolling Interests	—	7,265
Total Stockholders’ Equity	296,235	227,045
Total Liabilities and Stockholders’ Equity	$476,818	$612,495

Reconciliation of Adjusted EBITDA to Net Loss

	Three Months Ended December 31,		Years Ended December 31,
(unaudited)	2020	2019	2020	2019
Net loss attributed to Alto Ingredients, Inc.	$(20,195)	$(41,084)	$(15,116)	$(88,949)
Adjustments:
Interest expense, net	3,790	5,192	17,943	20,206
Asset impairments*	24,356	21,655	24,356	21,655
Fair value adjustments	2,462	—	9,959	—
Loss on debt extinguishment	—	6,517	—	6,517
Benefit for income taxes	(17)	(20)	(17)	(20)
Depreciation and amortization expense*	6,015	9,648	30,269	38,880
Total adjustments	36,606	42,992	82,510	87,238
Adjusted EBITDA	$16,411	$1,908	$67,394	$(1,711)

*	Adjusted for noncontrolling interests.

Commodity Price Performance

	Three Months Ended December 31,		Years Ended December 31,
(unaudited)	2020	2019	2020	2019
Production gallons sold (in millions)	49.0	125.4	271.9	491.0
Third party gallons sold (in millions)	51.6	70.1	264.4	328.4
Total gallons sold (in millions)	100.6	195.5	536.3	819.4

Production capacity utilization	49%	82%	56%	82%

Average sales price per gallon	$1.72	$1.70	$1.63	$1.61
Average CBOT ethanol price per gallon	$1.41	$1.42	$1.25	$1.39

Corn cost – CBOT equivalent	$3.79	$3.93	$3.56	$3.83
Average basis	$0.27	$0.46	$0.28	$0.43
Delivered cost of corn	$4.06	$4.39	$3.84	$4.26

Total co-product tons sold (in thousands)	270.0	725.7	1,447.5	2,821.7
Co-product return % (1)	42.6%	35.6%	44.1%	35.1%

(1)	Co-product revenue as a percentage of delivered cost of corn.